Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS
ZEELAND, MI -- (Marketwired - April 22, 2016) - Gentex Corporation (NASDAQ: GNTX) the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the three months ended March 31, 2016.

1st Quarter 2016 Highlights

•	Revenue growth of 10% quarter over quarter

•	Gross Margin improved from 38.8% to 39.1% quarter over quarter

•	Operating Income increased by 12% quarter over quarter

•	Earnings per Diluted Share increased by 8% quarter over quarter to $0.28 per diluted share

•	3.1 million shares repurchased during the quarter

•	$16.9 million of debt repaid during the quarter
For the first quarter of 2016, the Company is pleased to report net sales of $405.6 million, which was an increase of 10% compared to net sales of $368.9 million in the first quarter of 2015 on a 1% overall increase in automotive light vehicle production on a quarter over quarter basis in the Company's primary markets.
The gross profit margin in the first quarter of 2016 was 39.1%, compared with a gross profit margin of 38.8% in the first quarter of 2015. The primary drivers affecting gross profit margin on a quarter over quarter basis resulted in a net increase in the gross profit margin. Annual customer price reductions were more than offset by purchasing cost reductions and the Company's ability to leverage fixed overhead costs.
Income from operations for the first quarter of 2016 increased 12% to $120.8 million when compared to income from operations of $107.7 million for the first quarter of 2015.
Other income decreased to a loss of $1.3 million in the first quarter of 2016 compared with other income of $0.7 million in the first quarter of 2015, primarily due to realized losses on the sale of equity investments during the most recently completed quarter.
Net income for the first quarter of 2016 increased 4% to $80.3 million compared with net income of $77.2 million in the first quarter of 2015. Net income was impacted by a reduction in Other income of

Exhibit 99.1

approximately $2 million on a quarter over quarter basis. The reduction in Other income was a direct result of underlying performance in equity markets. In addition, the percentage increase in net income on a quarter over quarter basis was impacted by the fact that in the first quarter 2015 the Company realized incremental research and development tax credits of $3.9 million related to the completion of an audit related to calendar years 2010 through 2012. The Company continues to deliver sales growth through the operational lines of the income statement, though prior period tax benefits and poor performance in equity markets had an impact in the first quarter of 2016.
Earnings per diluted share in the first quarter of 2016 increased 8% to $0.28, compared with earnings per diluted share of $0.26 in the first quarter of 2015. As previously stated, earnings per diluted share was positively impacted by $.01 during the first quarter of 2015 by the aforementioned prior period tax benefits.
Automotive net sales in the first quarter of 2016 were $394.0 million, an increase of 9% compared with automotive net sales of $360.6 million in the first quarter of 2015, primarily due to a 11% increase in auto dimming mirror unit shipments quarter over quarter.
Other net sales in the first quarter 2016, which includes dimmable aircraft windows and fire protection products, were $11.6 million, an increase of 39% compared with $8.3 million in the first quarter of 2015, due to a 42% increase in dimmable aircraft window sales and a 36% increase in sales from fire protection products.
Share Repurchases
During the first quarter of 2016, the Company repurchased 3.1 million shares of its common stock. As of March 31, 2016, the Company has approximately 6.4 million shares remaining available for repurchase in the previously announced share repurchase plan including the most recent authorization of 5 million shares in February 2016. The Company intends to continue to repurchase additional shares of its common stock in the future depending on macroeconomic issues, market trends and other factors that the Company deems appropriate.
Debt Repayment
During the first quarter of 2016, the Company paid down $15 million on its revolver loan in addition to its normally scheduled principal repayment on the Company's term loan. The Company may, at its discretion, pay additional principal toward its loans in the future, depending on macroeconomic trends,

Exhibit 99.1

capital expenditure spending, interest rates, the amount of available free cash and other factors that it deems appropriate for timing and amounts of incremental debt repayments.
Future Estimates
The Company’s forecasts for light vehicle production for the second quarter and calendar year 2016 are based on the IHS Automotive April 2016 forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive April light vehicle production forecast)
(in Millions)
Region	Q2 2016	Q2 2015	% Change	Calendar Year 2016	Calendar Year 2015	% Change
North America	4.76	4.53	5%	18.22	17.50	4%
Europe	5.68	5.47	4%	21.32	20.90	2%
Japan and Korea	3.31	3.24	2%	13.31	13.25	—%
Total Light Vehicle Production	13.75	13.24	4%	52.85	51.65	2%
Based on the April 2016 IHS production forecast, current forecasted product mix and expense growth estimates, the Company is making no changes to its previous estimates for calendar year 2016 or 2017.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs;

Exhibit 99.1

unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.
First Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today, April 22, 2016. The dial-in number to participate in the call is 888-505-4375, passcode 1104846. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://www.webcaster4.com/Webcast/Page/611/14248. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/WebcastArchives.
About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended March 31,
	2016	2015	% Change
North American Interior Mirrors	2,260	2,025	12%
North American Exterior Mirrors	864	740	17%
Total North American Mirror Units	3,124	2,765	13%
International Interior Mirrors	4,121	3,592	15%
International Exterior Mirrors	1,582	1,576	—%
Total International Mirror Units	5,703	5,168	10%
Total Interior Mirrors	6,381	5,617	14%
Total Exterior Mirrors	2,447	2,316	6%
Total Auto-Dimming Mirror Units	8,827	7,933	11%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended March 31,
	2016	2015
Net Sales	$405,567,786	$368,937,455

Cost of Goods Sold	246,876,998	225,845,046
Gross profit	158,690,788	143,092,409

Engineering, Research & Development	23,091,209	21,587,551
Selling, General & Administrative	14,750,589	13,796,352
Operating Expenses	37,841,798	35,383,903

Income from operations	120,848,990	107,708,506

Other Income (Expense)	(1,279,378)	709,384
Income before Income Taxes	119,569,612	108,417,890

Provision for Income Taxes	39,289,618	31,234,449

Net Income	$80,279,994	$77,183,441

Earnings Per Share
Basic	$0.28	$0.26
Diluted	$0.28	$0.26
Weighted Average Shares
Basic	289,210,621	295,031,431
Diluted	291,316,353	298,594,143

Cash Dividends Declared per Share	$0.085	$0.08

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31, 2016	December 31, 2015
ASSETS
Cash and Cash Equivalents	$626,470,720	$551,557,527
Accounts Receivable, net	223,989,470	195,969,400
Inventories	188,624,776	174,695,411
Other Current Assets	21,060,564	61,786,454
Total Current Assets	1,060,145,530	984,008,792

Plant and Equipment - Net	414,695,494	412,720,270

Goodwill	307,365,845	307,365,845
Long-Term Investments	71,063,732	95,156,539
Intangible Assets	322,750,000	327,575,000
Patents and Other Assets	21,291,520	21,846,482
Total Other Assets	722,471,097	751,943,866

Total Assets	$2,197,312,121	$2,148,672,928

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$195,323,204	$131,006,546
Long-Term Debt	208,750,000	225,625,000
Deferred Income Taxes	44,283,828	69,524,621
Shareholders' Investment	1,748,955,089	1,722,516,761
Total Liabilities & Shareholders' Investment	$2,197,312,121	$2,148,672,928